CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS RECORD THIRD QUARTER RESULTS
Company Reports Sales Growth of 17% and Growth in Diluted EPS of 40%
BLOOMFIELD HILLS, Michigan, October 27, 2011 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2011. The Company reported record third quarter net sales from continuing operations of $277.7 million, an increase of 16.8% compared to third quarter 2010. Third quarter 2011 income from continuing operations was $17.0 million, a 42% improvement from $12.0 million in third quarter 2010. The Company reported record third quarter 2011 diluted earnings per share from continuing operations of $0.49, as compared to $0.35 during third quarter 2010.
During the third quarter of 2011, the Company reported diluted earnings per share of $0.03 related to its precision cutting tool and specialty fitting lines of businesses now classified as discontinued operations and assets held for sale. Third quarter 2011 total Company net income per diluted share was $0.52, an increase of 40.5% as compared to $0.37 in third quarter 2010.
TriMas Highlights

•	Reported record third quarter net sales of $277.7 million, an increase of 16.8%, with sales growth in all six segments compared to third quarter 2010.

•	Improved both income and diluted earnings per share from continuing operations by more than 40% compared to third quarter 2010.

•
Amended its accounts receivable facility with improved pricing and terms, which, in conjunction with the recent refinance of the Company's U.S. credit facilities, will continue to reduce interest costs, extend maturities and improve financial and operating flexibility.

•	Completed the acquisition of Innovative Molding, a technology leader in the design, lining and manufacturing of specialty plastic closures for bottles and jars for the food and nutrition industries.

•	Completed two small, bolt-on acquisitions to extend the Company's sales and manufacturing footprint into India and South Africa.
"We achieved our sixth consecutive quarter of double-digit sales and earnings growth, delivered by our continued attention to new product innovation, market share gains, geographic expansion and successful bolt-on acquisitions," said David Wathen, TriMas President and Chief Executive Officer. "We remain focused on our productivity and lean initiatives, and we will use these savings to fund growth, offset inflation and expand margins. As a result of our 16.8% sales growth and productivity initiatives, we also achieved record third quarter earnings per share from continuing operations of $0.49, an increase of approximately 40% as compared to third quarter 2010."
Wathen continued, "We continued to refine our business portfolio to support our strategic imperatives by adding Innovative Molding to our Packaging segment and recently completing two small acquisitions to expand our footprint in India and South Africa. We also moved two businesses within our Engineered Components segment into discontinued operations. While Hi-Vol and Precision Tool Company are well-run, profitable businesses, they are not serving markets where we have chosen to spend our growth capital. Proceeds from the sale of these businesses will be targeted toward our growth platforms and debt reduction, as appropriate."
"We remain positive about TriMas' ability to outperform the economy, create sustainable operating leverage and generate strong cash flow. Our diverse product portfolio and end markets serve us well, especially during times of economic uncertainty. While we experienced some softness in Packaging, which we quickly responded to, we experienced continued strength in our energy and aerospace-related markets. With the uncertain economic environment, we are not assuming any economic tailwinds as we model 2012. We believe we will have to earn every bit of growth and earnings improvement achieved. We are well-positioned to execute on our strategic imperatives throughout the remainder of 2011 and achieve double-digit EPS growth in 2012," Wathen concluded.

Third Quarter Financial Results - From Continuing Operations

•
TriMas reported record third quarter net sales of $277.7 million, an increase of 16.8% as compared to $237.7 million in third quarter 2010. While the Energy, Engineered Components and Cequent Asia Pacific segments led this growth with more than 30% increases in net sales, sales increased in each reportable segment compared to third quarter 2010. Overall, sales increased due to market share gains, new product introductions, geographic expansion and additional sales from a bolt-on acquisitions. In addition, net sales were favorably impacted by approximately $4.9 million as a result of currency exchange.

•
The Company reported operating profit of $35.8 million in third quarter 2011, as compared to operating profit of $31.7 million during third quarter 2010, primarily as a result of higher sales levels. Third quarter 2011 operating profit margin was 12.9%, as compared to 13.3% in third quarter 2010. This slight decline in operating margin was primarily due to a sales mix shift, as reportable segments with lower margins, Energy and Engineered Components, comprised a greater percentage of sales in third quarter 2011. The Company continued to generate significant savings from productivity and lean initiatives which funded investment in growth initiatives and offset economic cost increases.

•
Third quarter 2011 income from continuing operations was $17.0 million, or $0.49 per diluted share, compared to income from continuing operations of $12.0 million, or $0.35 per diluted share, during third quarter 2010.

•
The Company generated Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $30.7 million for third quarter 2011, compared to $24.3 million in third quarter 2010. The Company expects to generate approximately $50 million in Free Cash Flow for 2011.

Discontinued Operations
During the third quarter 2011, the Company committed to a plan to exit its precision cutting tool and specialty fittings lines of business, both of which were part of the Engineered Components segment.
Financial Position
At quarter end, TriMas reported total indebtedness of $476.0 million as of September 30, 2011, as compared to $494.7 million as of December 31, 2010. TriMas ended third quarter 2011 with $162.7 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results - From Continuing Operations
Packaging - (Consists of Rieke Corporation including its foreign subsidiaries of Englass, Rieke Germany, Rieke Italia and Rieke China)
Net sales for third quarter increased 3.6% compared to the year ago period as a result of the Innovative Molding acquisition completed in the third quarter of 2011 and favorable currency exchange. This sales increase was partially offset by decreases in legacy industrial closure and specialty systems product sales, primarily due to customers' management of inventory levels in response to the economic uncertainty. Operating profit for the quarter decreased primarily due to lower legacy business sales levels. Operating profit margin decreased primarily due to the effect of purchase accounting adjustments and incremental selling, general and administrative costs related to the acquisition, as well as manufacturing inefficiencies at Innovative Molding resulting from the move to a new manufacturing facility. Excluding the impact of the Innovative Molding acquisition, legacy business margin levels increased as a result of continued productivity initiatives, despite lower sales volumes. The Company continues to develop specialty dispensing and closure applications for growing end markets, including pharmaceutical, personal care, nutrition and food/beverage, and expand into complementary products.
Energy - (Consists of Lamons)
Third quarter net sales increased 34.6% compared to the year ago period, due to incremental sales as a result of the South Texas Bolt & Fitting acquisition completed in the fourth quarter of 2010, as well as market share gains due to enhanced specialty bolt manufacturing capabilities provided by the acquisition. This segment also benefited from sales from newly opened branches and increased gasket and bolt demand resulting from higher levels of turn-around activity at refineries and petrochemical plants. Operating profit and the related margin percentage for the quarter increased primarily due to higher sales levels, partially offset by a less favorable product mix, increased sales at newer branches, which typically have lower margins due to more aggressive market pricing and additional launch costs, and higher selling, general and administrative costs in support of branch expansion. The Company continues to grow its sales and service branch network and capitalize on synergies related to the acquisition of South Texas Bolt & Fitting.

Aerospace & Defense - (Consists of Monogram Aerospace Fasteners and NI Industries)
Net sales for the third quarter increased 6.1% compared to the year ago period, due primarily to improved demand for blind bolts and temporary fasteners from aerospace distribution customers, partially offset by lower sales in the defense business related to decreased activity associated with managing the relocation to and establishment of the new U.S. Army's shell manufacturing facility. Operating profit remained relatively flat as the higher sales levels were essentially offset by a less favorable mix from the defense business and higher selling, general and administrative expenses. The Company continues to invest in this high-margin segment by developing and marketing highly-engineered products for aerospace applications, as well as expanding its offerings to military and defense customers.
Engineered Components - (Consists of Arrow Engine and Norris Cylinder)
Third quarter net sales increased 50.7% compared to the year ago period due to increased demand for industrial cylinders and market share gains with global customers, as well as improved demand for engines, gas compression products and other well-site content. Third quarter operating profit and the related margin percentage improved compared to the prior year period, due to higher sales levels, increased absorption of fixed costs, and productivity and cost reduction efforts, partially offset by higher selling, general and administrative expenses in support of increased sales levels and growth projects. The Company continues to develop new products and expand its international sales efforts. During the third quarter of 2011, the Company committed to a plan to exit its precision cutting tool and specialty fittings businesses and classified these businesses as discontinued operations and assets held for sale.
Cequent Asia Pacific - (Consists of Cequent Australia/Asia Pacific)
Net sales for the third quarter increased 42.3% compared to third quarter 2010 due to new business awards from several customers in Australia and Thailand, and the favorable impact of currency exchange. Operating profit and the related margin percentage increased primarily due to higher sales levels and continued productivity efforts, as well as a third quarter 2011 customer agreement to reimburse start-up costs incurred during the prior quarter associated with a new business award. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions to capitalize on growth opportunities in expanding markets.
Cequent North America - (Consists of Cequent Performance Products and Cequent Consumer Products)
Net sales for third quarter increased 3.2% compared to the year ago period, resulting primarily from increased sales within the retail and industrial channels. Sales increases were the result of market share gains and new product introductions. Third quarter operating profit decreased compared to third quarter 2010 due to sales of higher cost inventory, manufacturing inefficiencies and increased selling, general and administrative costs, partially offset by higher sales levels, improved sourcing and productivity initiatives. The Company continues to reduce fixed costs, minimize its investment in working capital, and leverage Cequent's strong brand positions and new products for increased market share.
2011 Outlook
The Company updated its outlook for full-year 2011 diluted earnings per share (EPS) from continuing operations to be between $1.52 and $1.57 per share, which excludes approximately $0.13 in EPS related to the businesses reclassified as discontinued operations during the third quarter and any events defined as Special Items. Total Company net income per share is expected to be between $1.65 and $1.70 per share, within the high end of the previously provided 2011 EPS guidance range of between $1.60 and $1.70 per share. The Company also raised its 2011 sales outlook from an increase of 13% to 16% to a range of 16% to 17% compared to 2010. In addition, the Company expects 2011 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be approximately $50 million.
Conference Call Information
TriMas Corporation will host its third quarter 2011 earnings conference call today, Thursday, October 27, 2011, at 10:00 a.m. EDT. The call-in number is (800) 236-9788. Participants should request to be connected to the TriMas Corporation third quarter 2011 earnings conference call (Conference ID #4995221). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #4995221) beginning October 27, 2011 at 3:00 p.m. EDT through November 3, 2011 at 3:00 p.m. EDT.

Cautionary Notice Regarding Forward-looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,000 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$10,540	$46,370
Receivables, net of reserves of approximately $4.1 million and $4.4 million as of September 30, 2011 and December 31, 2010, respectively	151,970	111,380
Inventories	173,770	155,980
Deferred income taxes	23,590	34,500
Prepaid expenses and other current assets	6,720	6,670
Assets of discontinued operations held for sale	32,850	30,360
Total current assets	399,440	385,260
Property and equipment, net	157,180	149,290
Goodwill	215,920	205,890
Other intangibles, net	158,870	159,910
Other assets	26,450	23,810
Total assets	$957,860	$924,160
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$2,920	$17,730
Accounts payable	119,420	124,390
Accrued liabilities	72,620	66,600
Liabilities of discontinued operations	5,470	5,710
Total current liabilities	200,430	214,430
Long-term debt	473,040	476,920
Deferred income taxes	67,790	63,880
Other long-term liabilities	54,210	56,610
Total liabilities	795,470	811,840
Total shareholders' equity	162,390	112,320
Total liabilities and shareholders' equity	$957,860	$924,160

TriMas Corporation
Consolidated Statement of Operations
(Unaudited - dollars in thousands, except for share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Net sales	$277,660	$237,730	$824,310	$689,950
Cost of sales	(195,720)	(165,660)	(582,260)	(481,150)
Gross profit	81,940	72,070	242,050	208,800
Selling, general and administrative expenses	(46,170)	(40,130)	(137,180)	(117,170)
Gain (loss) on dispositions of property and equipment	20	(210)	50	(930)
Operating profit	35,790	31,730	104,920	90,700
Other income (expense), net:
Interest expense	(10,730)	(12,550)	(34,370)	(39,780)
Debt extinguishment costs	—	—	(3,970)	—
Gain on bargain purchase	—	—	—	410
Other, net	540	(200)	(1,170)	(1,230)
Other income (expense), net	(10,190)	(12,750)	(39,510)	(40,600)
Income from continuing operations before income tax expense	25,600	18,980	65,410	50,100
Income tax expense	(8,620)	(7,030)	(21,730)	(18,800)
Income from continuing operations	16,980	11,950	43,680	31,300
Income from discontinued operations, net of income tax expense	1,290	770	3,430	8,280
Net income	$18,270	$12,720	$47,110	$39,580
Earnings per share—basic:
Continuing operations	$0.49	$0.36	$1.28	$0.93
Discontinued operations	0.04	0.02	0.10	0.24
Net income per share	$0.53	$0.38	$1.38	$1.17
Weighted average common shares—basic	34,417,879	33,827,939	34,182,592	33,730,852
Earnings per share—diluted:
Continuing operations	$0.49	$0.35	$1.26	$0.91
Discontinued operations	0.03	0.02	0.10	0.24
Net income per share	$0.52	$0.37	$1.36	$1.15
Weighted average common shares—diluted	34,901,277	34,512,820	34,736,307	34,380,188

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2011	2010
Cash Flows from Operating Activities:
Net income	$47,110	$39,580
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of property and equipment	(30)	(9,080)
Gain on bargain purchase	—	(410)
Depreciation	19,160	17,670
Amortization of intangible assets	10,780	10,600
Amortization of debt issue costs	2,230	2,200
Deferred income taxes	10,580	14,480
Debt extinguishment costs	3,970	—
Non-cash compensation expense	2,580	1,050
Increase in receivables	(39,080)	(31,370)
Increase in inventories	(13,500)	(3,150)
Increase in prepaid expenses and other assets	(2,320)	(1,770)
Increase (decrease) in accounts payable and accrued liabilities	(4,750)	19,340
Other, net	(1,180)	2,460
Net cash provided by operating activities, net of acquisition impact	35,550	61,600
Cash Flows from Investing Activities:
Capital expenditures	(23,520)	(11,090)
Acquisition of businesses, net of cash acquired	(28,620)	(12,760)
Net proceeds from disposition of assets	2,240	14,720
Net cash used for investing activities	(49,900)	(9,130)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	226,520	—
Repayments of borrowings on term loan facilities	(250,170)	(10,040)
Proceeds from borrowings on revolving credit facilities and accounts receivable facility	551,900	376,430
Repayments of borrowings on revolving credit facilities and accounts receivable facility	(547,020)	(382,130)
Debt financing fees	(6,680)	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(830)	(240)
Proceeds from exercise of stock options	960	100
Excess tax benefits from stock based compensation	3,840	440
Net cash used for financing activities	(21,480)	(15,440)
Cash and Cash Equivalents:
Increase (decrease) for the period	(35,830)	37,030
At beginning of period	46,370	9,480
At end of period	$10,540	$46,510
Supplemental disclosure of cash flow information:
Cash paid for interest	$25,350	$27,710
Cash paid for taxes	$12,140	$6,260

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Packaging
Net sales	$46,090	$44,490	$137,890	$133,610
Operating profit	$10,240	$13,140	$37,140	$38,480

Energy
Net sales	$42,690	$31,710	$125,810	$94,400
Operating profit	$4,560	$3,100	$14,920	$11,360

Aerospace & Defense
Net sales	$20,330	$19,170	$60,160	$53,470
Operating profit	$5,420	$5,350	$14,000	$13,020

Engineered Components
Net sales	$46,010	$30,530	$126,870	$77,810
Operating profit	$7,730	$3,220	$19,010	$8,630

Cequent Asia Pacific
Net sales	$26,020	$18,280	$67,390	$57,040
Operating profit	$5,250	$2,430	$9,720	$9,420

Cequent North America
Net sales	$96,520	$93,550	$306,190	$273,620
Operating profit	$9,580	$11,000	$30,630	$28,180

Corporate Expenses
Operating loss	$(6,990)	$(6,510)	$(20,500)	$(18,390)

Total Company
Net sales	$277,660	$237,730	$824,310	$689,950
Operating profit	$35,790	$31,730	$104,920	$90,700

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited)

	Three months ended September 30, 2011		Three months ended September 30, 2010
(dollars in thousands, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS

Income and EPS from continuing operations, as reported	$16,980	$0.49	$11,950	$0.35
After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:

None	—	—	—	—
Excluding Special Items, income and EPS from continuing operations would have been	$16,980	$0.49	$11,950	$0.35

Weighted-average shares outstanding for the three months ended September 30, 2011 and 2010		34,901,277		34,512,820

	Nine months ended September 30, 2011		Nine months ended September 30, 2010
(dollars in thousands, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS

Income and EPS from continuing operations, as reported	$43,680	$1.26	$31,300	$0.91
After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:

Debt extinguishment costs	2,460	0.07	—	—
Excluding Special Items, income and EPS from continuing operations would have been	$46,140	$1.33	$31,300	$0.91

Weighted-average shares outstanding for the nine months ended September 30, 2011 and 2010		34,736,307		34,380,188